Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

LOS ANGELES--Ares Management Corporation (NYSE:ARES) today reported its financial results for its fourth quarter and full year ended December 31, 2020.

GAAP net income attributable to Ares Management Corporation was $79.3 million and $152.1 million, respectively, for the quarter and year ended December 31, 2020. On a basic basis, net income attributable to Ares Management Corporation per share of Class A common stock was $0.48 and $0.89, respectively, for the quarter and year ended December 31, 2020. On a diluted basis, net income attributable to Ares Management Corporation per share of Class A common stock was $0.46 and $0.87, respectively, for the quarter and year ended December 31, 2020.

After-tax realized income, net of Series A preferred stock dividends, was $160.9 million and $519.0 million, respectively, for the quarter and year ended December 31, 2020. After-tax realized income per share of Class A common stock, net of Series A preferred stock dividends, was $0.54 and $1.86, respectively, for the quarter and year ended December 31, 2020. Fee related earnings were $127.6 million and $424.5 million, respectively, for the quarter and year ended December 31, 2020.

“Ares reported remarkable results for the fourth quarter, concluding a very strong year despite the challenging economic and market conditions brought on by the global pandemic,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We achieved records in nearly every financial measure. Full year growth in AUM and fee related earnings both exceeded 30%, supported by record gross fundraising of more than $40 billion and deployment of over $20 billion for 2020. Investors continue to entrust more of their capital to Ares as we demonstrate our consistent fund performance through market cycles and as investors seek higher returning alternatives to traditional investments.”

“Our strong growth during 2020 demonstrates the resiliency of our management fee centric business model which enables us to thrive during challenging conditions,” said Michael McFerran, Chief Operating Officer and Chief Financial Officer of Ares. “Our fourth quarter fee related earnings margin expanded more than 500 basis points from the prior year as we continue to scale new and existing investment strategies and realize cost efficiencies. Looking forward, based upon the trajectory of our business, our available capital to invest and our promising fundraising pipeline, we are pleased to announce a 17.5% increase in our dividend.”

Common Dividend

Ares declared a quarterly dividend of $0.47 per share of its Class A common stock, payable on March 31, 2021 to its Class A common stockholders of record at the close of business on March 17, 2021.

Dividend Reinvestment Program

Ares has a Dividend Reinvestment Program for its Class A common stockholders that will be effective for the quarterly dividend on March 31, 2021. American Stock Transfer and Trust Company is engaged to administer the plan on behalf of the Company. Additional information can be located on the Investor Resources section of our website.

Preferred Dividend

Ares declared a quarterly dividend of $0.4375 per share of its Series A preferred stock with a payment date of March 31, 2021 to its Series A preferred stockholders of record as of the close of business on March 15, 2021.

Additional Information

Ares issued a full detailed presentation of its fourth quarter and full year 2020 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Fourth Quarter and Full Year 2020 Earnings Presentation."

2021 Annual Stockholders Meeting

The Board of Directors set April 19, 2021 as the record date for the Company’s 2021 Annual Meeting of Stockholders. The 2021 Annual Meeting of Stockholders will be held on June 16, 2021.

Conference Call and Webcast Information

Ares will host a conference call on February 11, 2021 at 12:00 p.m. (Eastern Time) to discuss fourth quarter and full year results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 6566667 followed by the # sign and reference “Ares Management Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 11, 2021 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10150592. An archived replay will also be available through March 11, 2021 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating integrated groups across Credit, Private Equity, Real Estate and Strategic Initiatives. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent, attractive investment returns for fund investors throughout market cycles. As of December 31, 2020, Ares Management's global platform had approximately $197 billion of assets under management with more than 1,450 employees operating across North America, Europe and Asia Pacific. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "predicts," "intends," "plans," "estimates," "anticipates" or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Veronica Mayer	Cameron Rudd
cdrake@aresmgmt.com	vmendiola@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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